Exhibit 10.01

September 3, 2025

Stephen G. Crawford

Dear Steve,

Congratulations on your offer of employment from Eastman Chemical Company as Executive Vice President, Technology Projects transitioning to Executive Vice President and Chief Technology Officer and Chief Sustainability Officer on January 1, 2026 at our Kingsport, TN site. The team is excited about you joining us on November 3, 2025.

Eastman provides a total rewards package of compensation and benefits to attract and retain world-class employees who work together to support the company's business objectives.

Compensation
This position is offered at a competitive annual salary of $705,000.00, which is a bi-weekly pay rate of $27,115.39.

The variable compensation associated with this position is an annual target award of 85%. Your annual variable payout will be prorated based upon your date of hire.

Compensation Components	Value
Annual Base Rate	$705,000
Target Variable Pay at 85% (0 – 2x multiplier possible)	$599,250 at 1x multiplier
Total Cash Compensation (Estimate)	$1,304,250

Other Compensation Components

We’re excited about you joining our team and want to show our confidence in the unique strengths you’ll bring. If you accept your offer by the specified deadline, you’ll receive a signing bonus of $800,000, paid with your first payroll deposit.

Other Compensation Components
We are pleased to offer a restricted stock award valued at $2,200,000 that will be converted to Restricted Stock Units (“RSUs”) on the first business day of 2026. Subject to the terms set forth in the Award Notice assuming you are still employed by Eastman Chemical Company, the Restricted Stock Unit award will become cliff vested on the thirteen-month anniversary of the Grant Date.

Please note that both the sign-on award and the Restricted Stock Units award are considered supplemental taxable income. As such, the applicable supplemental federal tax rate will be applied.

Deferred Compensation
In addition to the Eastman Investment Plan (EIP), you are eligible to participate in the Executive Deferred Compensation Plan (EDCP). EDCP is a non-qualified, unfunded, deferred compensation plan administered by Fidelity. It is available to eligible U. S. based employees by

Exhibit 10.01

November 1 of the previous plan year. Participation results in FICA taxes withheld at time of deferral with Federal and State tax withholding deferred until disbursement. As a new employee you have 30 days from your date of hire to choose to begin participating in EDCP for the current year. Additional information will be shared with you after you begin work and again during the 4th quarter enrollment.

Annual Leave Time
Eastman supports a healthy work life balance, and with that in mind, your available annual leave time begins on the first day of your employment, and includes:

Annual Leave	Days	Hours
Vacation · Beginning on Jan 1 for next year	25	200
Personal Time	1	8
Holidays (fixed dates)	10	80

Benefits
Eastman is committed to a culture of health and wellness for all employees. Eastman offers its employees the tools to not only purchase care today but also allows them to save for health care expenses they may incur in the future.
Starting on your first day of employment, Eastman provides you with a range of benefits https://www.eastman.com/Online_Publications/employee-benefits-at-a-glance.pdf, including but not limited to:

Benefit Components		Estimated Value
Medical, Vision, Dental & Life insurance		$12,000
401K Company Match	Up to 3.5% of Annual Eligible Earnings*	45,648
Retirement Savings Contribution	5% of Annual Eligible Earnings*	62,212
Total Benefits (Estimate)		119,860
*Annual eligible earnings are defined in the respective Summary Plan Descriptions.

This offer is contingent upon meeting the pre-placement requirements of: pre-employment medical exam, drug screen, background check, and identification requirements (as outlined by the attached I-9 list of acceptable documents). Go here to review the documents accepted by U.S. Citizenship and Immigration Services. (Link to Acceptable Documents).

This offer is also contingent upon this job not being in conflict with any employer contract under which you may have obligations. You will also be required to sign an Employment Agreement on your first day of employment.
Please initial each page and sign Page 3 of this letter and return it to me to officially accept this offer of employment. We are requesting your response by October 1, 2025.

Exhibit 10.01

Sincerely,

Adrian Holt
Senior Vice President, Chief Human Resources Officer (CHRO)
Eastman Chemical Company
Phone: 423-229-3363
adrianholt@eastman.com

Disclaimer: Nothing contained in this communication is a contract for employment or a promise to provide benefits. Only written agreements signed by Eastman Sr. Vice President, Human Resources, will be recognized as legally valid contracts for employment or contracts to provide benefits. The company reserves the right to change benefits at any time with or without written notice. Eligibility for benefits is dependent upon your meeting requirements contained in the benefit plan.

Sign ______________________________________________________________ Date_________________________________
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